Exhibit 99.1
Glacier Bancorp, Inc. Completes Public Offering, Raises $98 Million
KALISPELL, Mont., Nov. 19 /PRNewswire-FirstCall/ — Glacier Bancorp, Inc. (Nasdaq: GBCI), announced today the completion of its public offering of 6,325,000 shares of common stock at a price of $15.50 per share, including the over-allotment of 825,000 shares exercised by the underwriters. The offering size was increased from 4,000,000 shares to 5,500,000 shares due to strong investor demand. The net proceeds to Glacier from the offering, after underwriting discounts and estimated transaction expenses, are anticipated to be approximately $94 million. Proceeds of the offering will be available to fund possible future acquisitions and for general corporate purposes.
“We are very pleased to have successfully completed this stock offering, and even increased the size of the offering, during a period of significant market turmoil,” said Mick Blodnick, President and CEO. Blodnick noted that with the additional capital, Glacier’s total risk-based capital ratio would increase to nearly 16%, making Glacier one of the most strongly capitalized banking companies in the country. “The proceeds of this offering will further strengthen our capital position, allowing us to pursue attractive strategic opportunities in our target markets.”
D.A. Davidson & Co. acted as lead book running manager and Keefe, Bruyette & Woods, Inc. was co-manager for the offering.
About Glacier
Glacier Bancorp, Inc. is a regional multi-bank holding company providing commercial banking services in 53 communities in Montana, Idaho, Utah, Washington, and Wyoming. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and conducts its operations principally through ten community bank subsidiaries. These subsidiaries include six Montana banks: Glacier Bank of Kalispell, First Security Bank of Missoula, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, First Bank of Montana of Lewistown; as well as Mountain West Bank in Idaho, Utah and Washington; 1st Bank in Wyoming, Citizens Community Bank in Idaho, and First National Bank of Morgan in Utah.